EXHIBIT 3.1

ARTICLES OF INCORPORATION

OF

MREIC MARYLAND, INC.

The undersigned, being a natural person and acting as incorporator, does hereby form a business corporation in the State of Maryland, pursuant to the provisions of the Maryland General Corporation Law.

ARTICLE I

INCORPORATOR

The name of the incorporator is Cynthia J. Morgenstern.

The incorporator’s address, including the street and number, if any, including the county or municipal area, and including the state or county, is:  Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, Monmouth County, New Jersey 07728.

The incorporator is at least eighteen years of age.

The incorporator is forming the corporation named in these Articles of Incorporation (the “Charter”) under the general laws of the State of Maryland, to wit, the Maryland General Corporation Law.

ARTICLE II

NAME AND DURATION

The name of the corporation is MREIC MARYLAND, INC. (the “Corporation”).  The duration of the Corporation shall be perpetual.

ARTICLE III

PURPOSES

SECTION 1	PURPOSE OF THE CORPORATION

(a)           Authorization.  The purposes for which the Corporation is formed are:

(i)           To engage in the business of a real estate investment trust (“REIT”) as that term is defined in the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”) at any time prior to the occurrence of the Restriction Termination Date, if any, as defined in Article V, Section 2;

(ii)           To engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland now or hereafter in force, including the Maryland General Corporation Law, and to do all things and exercise all powers, rights and privileges that a business corporation may now or hereafter be organized or authorized to do or to exercise under the laws of the State of Maryland; and

(iii)           To engage in any one or more businesses or transactions, or to acquire all or any portion of any entity engaged in any one or more businesses which the Board of Directors may from time to time authorize or approve, whether or not related to the business described elsewhere in this Article III or to any other business at the time or theretofore engaged in by the Corporation.

(b)           General.  The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of this Charter, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the general laws of the State of Maryland, including the Maryland General Corporation Law.

ARTICLE IV

PRINCIPAL OFFICE IN MARYLAND

AND RESIDENT AGENT

The present address of the principal office of the Corporation in the State of Maryland is 300 East Lombard Street, Baltimore, Maryland  21202.  The name and address of the resident agent of the Corporation in the State of Maryland are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland  21202.

ARTICLE V

CAPITAL STOCK

SECTION 1	AUTHORIZED CAPITAL STOCK.

(a)           Authorized Shares.  The total number of shares of capital stock of all classes that the Corporation has authority to issue is 25,000,000, initially classified as 20,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of excess stock, par value $0.01 per share (the “Excess Stock”).

The aggregate par value of all authorized shares of stock having par value is initially $250,000.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of the prior paragraph.

A majority of the entire Board of Directors, without action by the stockholders, may amend the Charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class that the Corporation has authority to issue.

The Common Stock and the Excess Stock shall each constitute separate classes of capital stock of the Corporation.

(b)           Terminology.  All classes of capital stock except Excess Stock are referred to herein as “Equity Stock;” all classes of capital stock including Excess Stock are referred to herein as “Stock.”

SECTION 2	REIT-RELATED RESTRICTIONS AND LIMITATIONS ON THE EQUITY STOCK.

Until the “Restriction Termination Date,” as defined below, all Equity Stock shall be subject to the following restrictions and limitations intended to preserve the Corporation’s status as a REIT.

(a)           Definitions.  As used in this Article V, the following terms shall have the indicated meanings:

“Beneficial Ownership” or “Beneficially Own” shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Ownership” and “Beneficially Own” and “Beneficially Owned” and “Beneficial Owner” shall have the correlative meanings.

“Beneficiary” shall mean a beneficiary of the Trust as determined pursuant to Section 5(f) of this Article V.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 5(b)(ii) of this Article V, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Constructive Ownership” or “Constructively Own” shall mean ownership of Equity Stock by a Person who would be treated as an owner of such Equity Stock either directly or indirectly through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Ownership” and “Constructively Own,” “Constructively Owned” and “Constructive Owner” shall have the correlative meanings.

“Market Price” shall mean the last reported sales price reported on the Nasdaq Stock Market (“NASDAQ”), of Equity Stock on the trading day immediately preceding the relevant date, or if not then traded on NASDAQ, the last reported sales price of Equity Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which Equity Stock may be traded, or if not then traded over any exchange or quotation system, then the market price of Equity Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Ownership Limit” shall mean 9.8% in value or in number of shares of the outstanding Equity Stock, whichever is more restrictive.  The number and value of the Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes.

“Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock as described below in Section 5 of this Article V, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Equity Stock if such Transfer had been valid under Section 2(b) of this Article V.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock, the Person who would have been the record holder of Equity Stock if such Transfer had been valid under Section 2(b) of this Article V.

“Restriction Termination Date” shall mean the effective date, if any, for revocation or termination of the Corporation’s REIT election pursuant to Section 856(g) of the Code, as specified in a resolution of the Board of Directors of the Corporation determining that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.  If no such effective date is specified in such resolution, the Restriction Termination Date shall be the date such revocation or termination otherwise becomes effective.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record beneficially or constructively (including but not limited to transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of

Equity Stock), and whether by operation of law or otherwise.  The terms “Transfers” and “Transferred” shall have the correlative meanings.

“Trust” shall mean the trust created pursuant to Section 5(b) of this Article V.

“Trustee” shall mean any Person that is unaffiliated with the Corporation, the Purported Beneficial Transferee, and the Purported Record Transferee, that the Corporation appoints to serve as trustee pursuant to Section 5 of this Article V.

(b)           Ownership Limitation and Transfer Restrictions with Respect to Equity Stock.

(i)           Except as provided in Section 2(f) of this Article V, prior to the Restriction Termination Date, no Person shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit.

(ii)           Except as provided in Section 2(f) of this Article V, prior to the Restriction Termination Date, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Equity Stock that would be otherwise Beneficially Owned or Constructively Owned (as the case may be) by such Person in excess of the Ownership Limit; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such excess shares of Equity Stock.

(iii)           Except as provided in Section 2(f) of this Article V, prior to the Restriction Termination Date, any Transfer that, if effective, would result in the outstanding Equity Stock being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio as to the Transfer of such Equity Stock that would be otherwise Beneficially Owned by the transferee; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such shares of Equity Stock.

(iv)           Prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT, shall be void ab initio as to the Transfer of the shares of Equity Stock that would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or otherwise to fail to qualify as a REIT, as the case may be; and the Purported Record Transferee (and the Purported Beneficial Transferee, if different) shall acquire no rights in such shares of Equity Stock.

(v)           If the Board of Directors or its designee shall at any time determine in good faith that a Transfer of Equity Stock has taken place in violation of this Section 2(b) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership (determined without reference to any rules of attribution) or

Constructive Ownership of any Equity Stock of the Corporation in violation of this Section 2(b), the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Section 2(b)(ii) , Section 2(b)(iii) or Section 2(b)(iv) of this Article V shall automatically result in the conversion and exchange described in Section 2(c), irrespective of any action (or non-action) by the Board of Directors, except as provided in Section 2(f) of this Article V.

(c)           Automatic Conversion of Equity Stock into Excess Stock.  Subject to Section 5(a) of this Article V below:

(i)           If, notwithstanding the other provisions contained in this Article V, at any time prior to the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own or Constructively Own Equity Stock in excess of the Ownership Limit, then, except as otherwise provided in Section 2(f) of this Article V, such shares of Equity Stock in excess of the Ownership Limit (rounded up to the nearest whole share) shall automatically (and without action by the Corporation or by any purported Transferor, Purported Record Transferee or Purported Beneficial Transferee of such Equity Stock, in the case of a Transfer) be converted into and exchanged for an equal number of shares of Excess Stock.  Such conversion and exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.  The shares of Equity Stock converted into and exchanged for Excess Stock shall be cancelled and deemed to be shares of authorized and unissued Equity Stock of the same class as such stock had been immediately prior to it becoming Excess Stock.

(ii)           If, notwithstanding the other provisions contained in this Article V, at any time prior to the Restriction Termination Date there is a purported Transfer or other change in the capital structure of the Corporation that, if effective, would result in the outstanding Equity Stock being owned beneficially by less than 100 persons (as determined under the principals of Section 856(a)(5) of the Code), or would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code or would otherwise cause the Corporation to fail to qualify as a REIT, then the shares of Equity Stock being Transferred, or resulting from any other change in the capital structure of the Corporation, that would result in the outstanding Equity Stock being owned beneficially by less than 100 persons (as determined under the principals of Section 856(a)(5) of the Code), or would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or would otherwise cause the Corporation to fail to qualify as a REIT, as the case may be, (rounded up to the nearest whole share) shall automatically (and without any action by the Corporation or by any purported Transferor, Purported Record Transferee or Purported Beneficial

Transferee of such Equity Stock, in the case of a Transfer) be converted into and exchanged for an equal number of shares of Excess Stock.  Such conversion and exchange shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.  The shares of Equity Stock converted into and exchanged for Excess Stock shall be cancelled and deemed to be shares of authorized and unissued Equity Stock of the same class as such stock had been immediately prior to it becoming Excess Stock.

(d)           The Corporation’s Right to Redeem Stock.  The Corporation shall have the right to redeem any Stock that is Transferred, or is attempted to be Transferred, in violation of Section 2(b) of this Article V, or which has become shares of Excess Stock as provided in Section 2(c) of this Article V, at a price per share equal to the lesser of (i) the price per share in the transaction that created such violation or attempted violation (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the class of Equity Stock to which such shares of Excess Stock relate on the date the Corporation, or its designee, gives notice of such redemption.  The Corporation shall have the right to redeem any Stock described in this Section for a period of 90 days after the later of (i) the date of the Transfer or attempted Transfer or (ii) the date the Board of Directors determines in good faith that a Transfer has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 2(e) of this Article V.

(e)           Notice Requirements and General Authority of the Board of Directors to Implement REIT-Related Restrictions and Limitations.

(i)           Any Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 2(b) of this Article V, and any Person who is a Purported Record Transferee or a Purported Beneficial Transferee such that Equity Stock proposed to be acquired is converted into Excess Stock under Section 2(c) of this Article V, shall immediately give written notice or in the event of a proposed or attempted Transfer, give at least 15 days’ prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

(ii)           Prior to the Restriction Termination Date, every Beneficial Owner or Constructive Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Code) of the number or value of outstanding Equity Stock of the Corporation shall, within 30 days after September 30 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned as of each dividend record date within the preceding fiscal year, and a description of how such shares are held.  Each such Beneficial Owner or Constructive Owner shall provide to the Corporation the additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation’s status as a REIT.

(iii)           Prior to the Restriction Termination Date, each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation the information that the Corporation may reasonably request, in good faith, in order to determine the Corporation’s status as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

(iv)           Each certificate for Equity Stock to be issued by the Corporation hereafter will bear substantially the following legend:

“The securities represented by this Certificate are subject to restrictions on ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a “Real Estate Investment Trust” under the Internal Revenue Code of 1986, as amended.  Except as otherwise provided pursuant to the Charter of the Corporation, no Person may Beneficially Own or Constructively Own Equity Stock in excess of 9.8% (in value or in number of shares of Equity Stock, whichever is more restrictive) of the outstanding Equity Stock of the Corporation, with further restrictions and exceptions set forth in the Charter of the Corporation.  There may be no Transfer that would cause a violation of the Ownership Limit, that would result in Equity Stock of the Corporation being Beneficially Owned by fewer than 100 Persons, that would result in the Corporation’s being “closely held” under Section 856(h) of the Code, or that would otherwise result in the Corporation failing to qualify as a REIT.  Any Person who attempts or proposes to own, Beneficially Own or Constructively Own Equity Stock in excess of, or in violation of, the above limitations must notify the Corporation in writing at least 15 days prior to such proposed or attempted Transfer to such Person.  If an attempt is made to violate these restrictions on Transfers, (i) any Purported Transfer will be void and will not be recognized by the Corporation, (ii) the Corporation will have the right to redeem the Stock proposed to be Transferred, and (iii) the Stock represented hereby generally will be automatically converted into and exchanged for Excess Stock, which will be held in trust by the Trustee in part for the benefit of a Charitable Beneficiary.  All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, a copy of which, including the restrictions on ownership and Transfer, will be sent without charge to each stockholder who directs a request for such information to the Chairman of the Board of the Corporation.”

(v)           Subject to Section 2(f)(v) of this Article V, nothing contained in this Article V shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

(f)           Exemptions.

(i)           Notwithstanding anything to the contrary contained in this Charter, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or conditions satisfactory to the Board of Directors in its sole and absolute discretion, the Board of Directors may in its sole and absolute discretion exempt certain Persons from the ownership limitations by reason of their status under the Internal Revenue Code in that ownership by such Persons would not disqualify the Corporation as a REIT under the Code.

(ii)           Notwithstanding anything to the contrary contained in this Charter, the Board of Directors may in its sole and absolute discretion authorize the issuance and sale of Equity Stock (or securities convertible into or exchangeable for Equity Stock) from the Corporation to any Person in connection with capital formation activities, subject to such conditions as the Board of Directors may, in its sole and absolute discretion, deem appropriate, even if as a result of such issuance such Person’s ownership of Equity Stock would violate the Ownership Limit.  The Board of Directors may, in its sole and absolute discretion, rely upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or conditions satisfactory to the Board of Directors in its sole and absolute discretion in determining that the Corporation will not lose its REIT status as a result of the issuance and the granting of the exemption herein.

(iii)           Notwithstanding anything to the contrary contained in this Charter, the Board of Directors may grant exemptions to Persons who might otherwise exceed the Ownership Limit, such as in the case of issuance of stock options approved by the stockholders or grants of stock under existing employment agreements or future employment agreements approved by the stockholders, provided the Corporation has received a ruling from the Internal Revenue Service or an opinion of counsel or other evidence or conditions satisfactory to the Board of Directors, in its sole and absolute discretion, that the transaction will not result in the disqualification of the Corporation as a REIT under the Code.

(iv)           Notwithstanding anything to the contrary contained in this Charter, the Board of Directors may in its sole and absolute discretion grant exemptions from the ownership restrictions contained herein in the event that the Board of Directors has deemed that it is no longer in the Corporation’s best interests to attempt to qualify, or continue to qualify, as a REIT under the Code.  The Board of Directors shall file a certificate to this effect with the Corporation’s transfer agent and registrar declaring that the restrictions on transfer are no longer applicable.  Until such time, the restrictions shall remain in effect.

(v)           Nothing in this Article V shall preclude the settlement of a transaction entered into through the facilities of any interdealer quotation system national securities exchange upon which Equity Stock is traded.  Notwithstanding the previous sentence, certain transactions may be settled by providing Excess Stock as set forth in this Article V.

(vi)           Subject to sub-paragraph (b)(iv) of this Article V, Section 2, an underwriter which participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own or Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Ownership Limit but only to the extent necessary to facilitate such public offering or private placement or to support such offering or placement in the aftermarket.

(g)           Savings Provision.  If any of the restrictions on transfer of stock contained in this Article are determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee or the Purported Beneficial Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Equity Stock and to hold such Equity Stock on behalf of the Corporation.  In such case, the Purported Record Transferee or Purported Beneficial Transferee, as the case may be, must sell, transfer or otherwise dispose of such Equity Stock if directed to do so by the Corporation.  All proceeds resulting from such sale, transfer or disposition in excess of the lesser of (i) the price per share paid by the Purported Record Transferee or Purported Beneficial Transferee (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the class of Equity Stock on the date the Corporation, or its designee, notifies the Purported Record Transferee or the Purported Beneficial Transferee to sell, transfer or otherwise dispose of the Equity Stock shall be paid to, or as directed by, the Corporation.

SECTION 3	CLASSIFICATION AND RECLASSIFICATION OF STOCK.

(a)           Power of Board to Classify or Reclassify Stock.  The Board of Directors shall have the power, in its sole and absolute discretion, to classify or reclassify any unissued Stock, whether now or hereafter authorized, by setting, altering or eliminating in any one or more respects, from time to time, before the issuance of such Stock, any feature of such Stock, including, but not limited to, the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, and limitations as to dividends and any other restrictions on, such Stock.  The power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred Stock, preference Stock, special Stock or other Stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering one or more of the following:

(i)           The distinctive designation of such class or series and the number of shares which constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph.

(ii)           Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(iii)           Whether or not shares of such class or series have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

(iv)           Whether or not shares of such class or series have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors may determine.

(v)           Whether or not shares of such class or series will be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there will be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(vi)           The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights will rank senior or junior to or on a parity with such rights of any other class or series of stock.

(vii)           Whether or not there will be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

(viii)           Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter of the Corporation.

Any of the terms of any class or series of stock set or changed pursuant to this Section 3(a) may be made dependent upon facts ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the

Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the State Department of Assessments and Taxation of Maryland.

(b)           Ranking of Stock.  For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

(i)           Prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series are entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series.

(ii)           On a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock are entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series.

(iii)           Junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series are subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

SECTION 4	COMMON STOCK.

Subject to the provisions of Sections 2 and 5 of this Article V, the Common Stock shall have the following designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption, limitations as to dividends and any other restrictions, and such others as may be afforded by law:

(a)           Voting Rights.  Subject to action, if any, by the Board of Directors, pursuant to Section 3 of this Article V, each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any class of Equity Stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.  Shares of Common Stock shall not have cumulative voting rights.

(b)           Dividend Rights.  After provision(s) with respect to preferential dividends on any then outstanding classes of Equity Stock, if any, fixed by the Board of Directors pursuant to Section 3 of this Article V shall have been satisfied, and after satisfaction of any other requirements, if any, including with respect to redemption rights and preferences, of any such classes of Equity Stock, then and thereafter the holders of Common Stock shall be entitled to receive, pro rata in relation to the number of shares of Common Stock held by them, such dividends or other distributions as may be authorized from time to time by the Board of Directors and declared by the Corporation out of funds legally available therefor.

(c)           Liquidation Rights.  In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, fixed pursuant to Section 3 of this Article V, to be distributed to the holders of any then outstanding Equity Stock, and subject to the right, if any, of the holders of any outstanding Equity Stock to participate further in any liquidating distributions, all of the assets of the Corporation, if any, remaining, of whatever kind available for distribution to stockholders after the foregoing distributions have been made shall be distributed to the holders of the Common Stock, ratably in proportion to the number of shares of Common Stock held by them.  For purposes of making liquidating distributions pursuant to this Section 4(c) of this Article V, Excess Stock shall be included as part of the Common Stock to the extent provided in Section 5(e) of this Article V below.

(d)           Conversion Rights.  Each share of Common Stock is convertible into Excess Stock as provided in Section 2(c) of this Article V.  At all times, the Corporation shall have a sufficient number of authorized, but unissued, shares of Equity Stock to permit the exchange of shares of Excess Stock for shares of Equity Stock as contemplated by Section 5(f) of this Article V.

SECTION 5	EXCESS STOCK.

(a)           Condition to Issuance.  The provisions of this Article V to the contrary notwithstanding, the automatic conversion and exchange of certain Equity Stock into Excess Stock in the circumstances provided for in Section 2(c) of this Article V shall be deemed not to have occurred, nunc pro tunc, if the Corporation shall have determined, in the sole and absolute discretion of the Board of Directors, that the issuance by the Corporation of Excess Stock would cause the Corporation to fail to satisfy the organizational and operational requirements that must be met for the Corporation to qualify for treatment as a REIT.

(b)           Ownership of Excess Stock in Trust.

(i)           Upon any purported Transfer that results in Excess Stock pursuant to Section 2(c) of this Article V, such Excess Stock shall be held, in book entry form, in the name of the Trustee in Trust for the exclusive benefit of (i) one or more Charitable Beneficiaries and (ii) such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to Section 5(f) of this Article V.  Excess Stock so held in Trust shall be issued and outstanding Stock of the Corporation.  The Purported Record Transferee shall have no rights in such Excess Stock except the right to designate a transferee of such Excess Stock upon the terms specified in Section 5(f) of this Article V.  The Purported Beneficial Transferee shall have no rights in such Excess Stock except as provided in Section 5(f) of this Article V.

(ii)           By written notice to the Trustee, the Corporation must designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Excess Stock held in the Trust would not violate the restrictions set forth in Section 2(b) of this Article V in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

(c)           No Voting Rights.  Except as required by law, Excess Stock shall not be entitled to vote on any matters.  Subject to applicable law, any vote cast by the Purported Record Transferee in respect of shares of Excess Stock prior to the discovery that shares of Equity Stock had been converted into Excess Stock shall be void ab initio.

(d)           Dividend Rights.  Subject to the provisions of this Section 5(d) of this Article V, Excess Stock will be entitled to receive dividends equal to the dividends declared on any class of Equity Stock from which the Excess Stock had been converted, and a declaration of dividends on such class of Equity Stock will also constitute a declaration of dividends on the Excess Stock.  The Trustee will have all rights to dividends or other distributions with respect to shares of Excess Stock held in the Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary.  Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Equity Stock had been converted into Excess Stock and transferred to the Trustee must be paid with respect to such shares of Excess Stock to the Trustee by the Purported Record Transferee or the Purported Beneficial Transferee that attempted to Transfer such Equity Stock upon demand and any dividend or other distribution authorized but unpaid must be paid when due to the Trustee.  Any dividends or distributions so paid over to the Trustee must be held in trust for the Charitable Beneficiary.  Notwithstanding the provisions of this Article V, until the Corporation has received notification that shares of Equity Stock have been converted to Excess Stock and transferred into a Trust, the Corporation will be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(e)           Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, the Trustee, as holder of the Excess Stock in Trust, will be entitled to receive that portion of the assets of the Corporation that would have been distributed to the Equity Stock in respect of which the Excess Stock was issued.  The Trustee, as holder of the Excess Stock in Trust, must distribute ratably to the Beneficiaries of the Trust, when determined, any assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, provided that any amounts per share in excess of (i) the price per share paid by the Purported Record Transferee or Purported Beneficial Transferee for the Equity Stock that resulted in Excess Stock or (ii) if the Purported Record Transferee or Purported Beneficial Transferee did not give value for such Excess Stock (through gift, devise or other transaction), the price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock, must be paid to the Charitable Beneficiary.

(f)           Restrictions on Transfer; Designation of Beneficiary.

(i)           Excess Stock is not transferable.  The Purported Record Transferee or Purported Beneficial Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in Excess Stock), if the Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and the Purported Record Transferee or Purported Beneficial Transferee does not receive consideration for designating such Beneficiary that reflects an amount per share of Excess Stock that exceeds (x) the price per share that such Purported Record Transferee or Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Stock; or (y) if the Purported Record Transferee or Purported Beneficial Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), the price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock.  Upon such transfer of an interest in the Trust, (A) the corresponding shares of Excess Stock in the Trust shall automatically be exchanged for an equal number of shares of Equity Stock of the same class as such stock had been previously, immediately prior to it becoming Excess Stock, (B) such shares of Equity Stock shall be transferred of record to the transferee of the interest in the Trust if such Equity Stock would not be Excess Stock in the hands of such Beneficiary, and (C) the shares of Excess Stock exchanged for Equity Stock shall be cancelled and shall be deemed to be authorized and unissued shares of Excess Stock.  Prior to any transfer of any interest in the Trust, the Purported Record Transferee or Purported Beneficial Transferee must give advance notice to the Corporation of the intended transfer containing the identity of the intended transferee and any additional information requested by the Corporation, and the Corporation must have waived in writing its redemption rights under Section 2(d) of this Article V.

(ii)           Notwithstanding the foregoing, if a Purported Record Transferee or Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under Section 5(f)(i) of this Article V, such Purported

Record Transferee or Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Charitable Beneficiary.  If, prior to the discovery by the Corporation that shares of Equity Stock have been converted into Excess Stock and transferred to the Trustee, such shares are sold by a Purported Record Transferee or Purported Beneficial Transferee, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee or Purported Beneficial Transferee received an amount for such shares that exceeds the amount allowable under Section 5(f)(i) of this Section V, such excess shall be paid to the Trustee upon demand.

(iii)           Each Purported Record Transferee and Charitable Beneficiary waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of any shares of Excess Stock transferred to the Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with this Section 5(f)(iii) of this Article V by, the Trustee or the Corporation.

SECTION 6	GENERAL PROVISIONS.

(a)           Interpretation and Ambiguities.  The Board of Directors has the power to interpret and to construe the provisions of this Article V, including any definition contained in Section 2, and the Board of Directors has the power to determine the application of the provisions of this Article V with respect to any situation based on the facts known to it, and any such interpretation, construction and determination shall be final and binding on all interested parties, including the stockholders.

(b)           Severability.  If any provision of this Article V or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions will not be affected and other applications of such provision will be affected only to the extent necessary to comply with the determination of such court.

(c)           Charter and Bylaws.  All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws of the Corporation.

ARTICLE VI

THE BOARD OF DIRECTORS

SECTION 1	AUTHORIZED NUMBER AND INITIAL DIRECTORS.

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.  The authorized number of directors of the Corporation initially shall be 10, which number may be increased or decreased pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number permitted by the General Laws of the State of

Maryland now or hereafter in force.  The persons who shall serve as directors effectively immediately and until their successors are duly elected and qualified are as follows:

Ernest V. Bencivenga
Anna T. Chew
Daniel D. Cronheim
Matthew I. Hirsch
Charles P. Kaempffer
Eugene W. Landy
Samuel A. Landy
Cynthia J. Morgenstern
John R. Sampson
Peter J. Weidhorn

At least three of the directors of the Corporation shall be Independent Directors (as defined in Section 2 of this Article VI).  No decrease in the number of directors shall shorten the term of any incumbent director.

SECTION 2	INDEPENDENT DIRECTORS

For the purpose of this Article VI, the term “Independent Directors” means the Directors of the Corporation who satisfy the requirements of Section 3-802 of the Maryland General Corporation Law.

SECTION 3	DIRECTORS ELECTED BY SPECIFIC STOCKHOLDERS.

Whenever the holders of any one or more series of Equity Stock of the Corporation have the right, voting separately as a class, to elect one or more directors of the Corporation, the Board of Directors must consist of the directors so elected in addition to the number of directors fixed as provided in Section 1 of this Article VI or in the Bylaws.  Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of Equity Stock of the Corporation have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders will expire at the next succeeding annual meeting of stockholders.

SECTION 4	GENERAL TERM OF OFFICE; CLASSES OF DIRECTORS.

The directors of the Corporation (except for the directors elected by the holders of any one or more series of Equity Stock of the Corporation as provided in Section 3 of this Article VI) are divided into three classes, Class I, Class II and Class III, as follows:

(i)           The term of office of Class I extends until the 2004 annual meeting of stockholders and until their successors are elected and qualified and thereafter the term of office of Class I directors will be for three years and until their successors are elected and qualified;

(ii)           the term of office of Class II extends until the 2005 annual meeting of stockholders and until their successors are elected and qualified and thereafter the term of office of Class II directors will be for three years and until their successors are elected and qualified; and

(iii)           the term of office of Class III extends until the 2006 annual meeting of stockholders and until their successors are elected and qualified and thereafter the term of office of Class III directors will be for three years and until their successors are elected and qualified.

The number of directors in each class must be as nearly equal in number as possible.  If the number of directors is changed, any increase or decrease must be apportioned among the classes so as to maintain or attain, if possible, the equality of the number of directors in each class.  If such equality is not possible, the increase or decrease must be apportioned among the classes in such a way that the difference in the number of directors in any two classes does not exceed one.  The names of the individuals who will serve as initial directors until their successors are elected and qualified are as follows:

Class I:	Ernest V. Bencivenga Daniel D. Cronheim John R. Sampson
Class II:	Matthew I. Hirsch Charles P. Kaempffer Cynthia J. Morgenstern
Class III:	Anna T. Chew Eugene W. Landy Samuel A. Landy Peter J. Weidhorn
These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the election provided for below in Section 6 in the manner provided by law.

SECTION 5	REMOVAL OF DIRECTORS.

Subject to the rights of holders of one or more classes or series of Equity Stock to elect or remove one or more directors, a director may be removed from office but only for cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.  For the purpose of this paragraph, “cause” means termination because of a director’s personal dishonesty, incompetence, willful misconduct, breach of duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order.

SECTION 6	FILLING VACANCIES.

The Corporation elects, at such time as such election becomes available under Section 3-802(b) of the Maryland General Corporation Law, that, except as may be provided by the Board of Directors in setting the terms of any class or series of Equity Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

SECTION 7	BOARD AUTHORIZATION OF SHARE ISSUANCES.

The Board of Directors of the Corporation, without any action by stockholders, may authorize the issuance from time to time of Stock of any class, whether now or hereafter authorized, or securities convertible into Stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation and without any action by the stockholders.

SECTION 8	PREEMPTIVE AND APPRAISAL RIGHTS.

(a)           Preemptive Rights.  No holder of any Stock or any other securities of the Corporation, whether now or hereafter authorized, has any preemptive right to subscribe for or purchase any Stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole and absolute discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole and absolute discretion, may fix; and any Stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole and absolute discretion shall determine, be offered to the holders of any class, series or type of Stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

(b)           Appraisal Rights.  Holders of shares of Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law unless the Board of Directors, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights shall apply, with respect to all or any classes or series of Stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

SECTION 9	AMENDMENTS TO THE BYLAWS.

Notwithstanding any other provision of the Charter or the Bylaws of the Corporation, the Board of Directors of the Corporation has the exclusive power to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

SECTION 10	CERTAIN OTHER DETERMINATIONS BY THE BOARD OF DIRECTORS.

The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of Stock:  (1) the manner in which distributions are to be made to stockholders; (2) the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Stock or the payment of other distributions on Stock; (3) the amount of paid-in surplus, net assets, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (4) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges has been created has been paid or discharged); (5) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; (6) any matters relating to the acquisition, holding and disposition of any assets of the Corporation; and (7) any other matter relating to the business and affairs of the Corporation.  Except as otherwise provided by statute or the Bylaws, no stockholder has the right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

SECTION 11	RESERVED POWERS OF THE BOARD OF DIRECTORS.

The enumeration and definition of particular powers of the Board of Directors included in this Article VI shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the charter of the Corporation, or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE VII

PROVISIONS FOR DEFINING, LIMITING AND REGULATING
CERTAIN POWERS OF THE CORPORATION AND OF THE
STOCKHOLDERS AND DIRECTORS

SECTION 1	REIT QUALIFICATION.

The Board of Directors shall use its reasonable best efforts to cause the Corporation and its stockholders to qualify for U.S. federal income tax treatment in accordance with the provision of the Code applicable to a REIT.  In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole and absolute discretion are desirable, to preserve the status of the Corporation as a REIT, provided, however, that if the Board of Directors determines in its sole and absolute discretion, that it is no longer in the best interests of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.  Nothing contained in the Charter shall limit the authority of the Board of Directors to take such action as it in its sole and absolute discretion deems necessary or advisable to protect the Corporation and the interests of the stockholders by maintaining the Corporation’s eligibility to be, and preserving the Corporation’s status as, a qualified REIT under the Code.

SECTION 2	STOCKHOLDER PROPOSALS.

For any stockholder proposal to be presented in connection with an annual or special meeting of stockholders of the Corporation, including any proposal relating to the nomination of a director to be elected to the Board of Directors of the Corporation, the stockholder must have given timely written notice thereof in writing to the Secretary of the Corporation in the manner and containing the information required by the Bylaws.

ARTICLE VIII

BUSINESS COMBINATIONS

The Corporation has elected to incorporate in the State of Maryland with the intention to rely on the provisions of Subtitle 6, Special Voting Requirements (Sections 3-601 through Sections 3-605 at the date of incorporation) of the Maryland General Corporation Law (“Subtitle 6”) as it may be amended or renumbered from time to time; provided, however, that the Corporation expressly elects that Section 3-602 of Subtitle 6 shall not govern or apply to any transaction, including a “business combination” as defined by Section 3-601 of Subtitle 6, with United Mobile Homes, Inc., a New Jersey corporation (“UMH”), or Monmouth Capital Corporation, a New Jersey corporation (“MCC”).  In the event the provisions of Subtitle 6 are effectively repealed or otherwise deleted from the Maryland General Corporation Law or any other Maryland statute governing the Corporation, (i) the Corporation hereby incorporates by reference in this Article VIII of this Charter the provisions of Subtitle 6 as in effect on the date of the Company’s incorporation in Maryland with the same effect as if such provisions had been set forth in full text in this Article VIII, and (ii) the Corporate further expressly elects that Section 3-602 of Subtitle 6 as incorporated by reference shall not govern or apply to any transaction, including a “business combination” as defined by Section 3-601 of Subtitle 6 as incorporated by reference, with UMH or MCC.

ARTICLE IX

INDEMNIFICATION

SECTION 1	INDEMNIFICATION.

The Corporation must indemnify its Directors and officers, whether serving the Corporation or at its request any other entity, who were or are parties or are threatened to be made parties to any threatened or actual suit, investigation, or other proceeding, including administrative actions, because of their status or actions as Directors or officers to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law.  The Corporation may indemnify other employees and agents, whether serving the Corporation or at its request any other entity, to the extent authorized by the Board of Directors or the Corporation’s Bylaws and permitted by law.  The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled.  The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.  No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal or shall limit or eliminate the rights granted under indemnification agreements entered into by the corporation and its directors, officers, agents and employees.

SECTION 2	LIMITATION OF LIABILITY.

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation will be liable to the Corporation or its stockholders for money damages.  No amendment of the Charter of the Corporation or repeal any of its provisions will apply to or affect in any respect the applicability of the preceding sentence with respect to any act or omission which occurred prior to such amendment or repeal.

ARTICLE X

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter upon approval of the Board of Directors of the Corporation and the affirmative vote of the holders of not less than two-thirds (2/3) of all votes entitled to be cast on such matter.

IN WITNESS WHEREOF, I have adopted and signed these Articles of Incorporation and do hereby acknowledge that the adoption and signing are my act.

Dated:  March 12, 2003

/s/   Cynthia J. Morgenstern
Cynthia J. Morgenstern, Incorporator

ARTICLES OF MERGER

MERGING

MONMOUTH REAL ESTATE INVESTMENT CORPORATION
(a Delaware Corporation)

INTO

MREIC MARYLAND, INC.
(a Maryland Corporation)

           FIRST:  MONMOUTH REAL ESTATE INVESTMENT CORPORATION, a corporation organized and existing under the laws of the State of Delaware, and MREIC MARYLAND, INC., a corporation organized under the laws of the State of Maryland, agree that said MONMOUTH REAL ESTATE INVESTMENT CORPORATION shall be merged into said MREIC MARYLAND, INC.  The terms and conditions of the merger and the mode carrying the same into effect are as herein set forth in these articles of merger.

SECOND:  MREIC MARYLAND, INC., a corporation organized and existing under the laws of the State of Maryland, shall survive the merger and shall hereinwith change its name to MONMOUTH REAL ESTATE INVESTMENT CORPORATION, a Maryland corporation.

THIRD:  The parties to the articles of merger are MREIC MARYLAND, INC., a corporation organized and existing under the laws of the State of Maryland, and MONMOUTH REAL ESTATE INVESTMENT CORPORATION, a Delaware corporation incorporated on the 28th day of March, 1990, under the General Corporation Law of the State of Delaware, which corporation was qualified to do business in the State of Maryland on the 23rd day of March, 2001.

FOURTH:  The following amendments to the charter of the surviving corporation are to be effected as part of the merger:

(A)           By striking out Article II of the articles of incorporation of the surviving corporation and inserting in lieu thereof the following:

“ARTICLE II

NAME AND DURATION

    The name of the corporation is Monmouth Real Estate Investment Corporation (the “Corporation”).  The duration of the Corporation shall be perpetual.”

           FIFTH:  The total number of shares of stock of all classes which said MREIC MARYLAND, INC. has authority to issue is 25,000,000, initially classified as 20,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of excess stock, par value $0.01 per share with an aggregate par value of $250,000.

The total number shares of stock of all classes which said MONMOUTH REAL ESTATE INVESTMENT CORPORATION has authority to issue is 20,100,000, classified as 20,000,000 shares of Class A common stock, par value $0.01 per share, and 100,000 shares of Class B common stock, par value $0.01 per share, with an aggregate par value of $201,000.

SIXTH:  The manner and basis of converting or exchanging issued stock of the merged corporation into different stock or other consideration and the manner of dealing with any issued stock of the merged corporations not to be so converted or exchanged shall be as follows:

That upon the terms and subject to the conditions of the Agreement and Plan of Merger between the companies party to these Articles, at the effective time of the merger, each outstanding share of MONMOUTH REAL ESTATE INVESTMENT CORPORATION will be converted into one share of common stock, $0.01 par value, of MREIC MARYLAND, INC. In addition, at the effective time, each outstanding option to purchase shares of MONMOUTH REAL ESTATE INVESTMENT CORPORATION will continue outstanding as a right to purchase shares of the common stock of MREIC MARYLAND, INC., upon the same terms and conditions as immediately prior to the effective time.

SEVENTH:  The principal office of said MREIC MARYLAND, INC., organized under the laws of the State of Maryland, is located in Baltimore City, State of Maryland.

Said MONMOUTH REAL ESTATE INVESTMENT CORPORATION, the merged corporation, owns property in the County of Prince Georges, State of Maryland, the title to which could be affected by the recording of an instrument among the Land Records.

EIGHTH:  The terms and conditions of the transaction set forth in the articles were advised, authorized, and approved by each corporation party to the articles in the manner and by the vote required by its charter and the laws of the place where it is organized.

        NINTH:  The merger was (a) duly advised by the board of directors of said MREIC MARYLAND, INC., the surviving corporation, by the adoption, on March 14, 2003, of a resolution, declaring that the merger herein proposed was advisable substantially upon the terms and conditions set forth in these articles of merger and directing that the proposed articles of merger be submitted for action thereon at a special meeting of the stockholders of said corporation, and (b) duly approved by the stockholders of said corporation by the unanimous written consent of the holders of each class of stock entitled to vote separately thereon on May 6, 2003.

TENTH:  The terms and conditions as set forth in these articles of merger were approved in the following manner.  The merger to be effected by these articles of merger was duly advised and authorized and approved by said MONMOUTH REAL ESTATE INVESTMENT CORPORATION in the manner and by the vote required by the laws of the State of Delaware and by the charter of the said corporation.

IN WITNESS WHEREOF, MREIC MARYLAND, INC. and MONMOUTH REAL ESTATE INVESTMENT CORPORATION, the corporations parties to the merger, have caused these articles of merger to be signed in their respective corporate names and on their behalf by their respective presidents or vice-presidents and witnessed or attested by their respective secretaries or assistant secretaries all as of the 15th day of May, 2003.

MREIC MARYLAND, INC.

By: /s/ Eugene W. Landy
Name:  Eugene W. Landy
Title:    President

Attest:

/s/ Ernest V. Bencivenga
Name: Ernest V. Bencivenga
Title:   Secretary

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By: /s/ Eugene W. Landy
Name:  Eugene W. Landy
Title:    President

Attest:

/s/ Ernest V. Bencivenga
Name:   Ernest V. Bencivenga
Title:     Secretary

THE UNDERSIGNED, President of MREIC MARYLAND, INC., who executed on behalf of said corporation the foregoing Articles of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Merger to be the corporate act of said corporation and further certifies that, to the best of his/her knowledge, information and belief, the matters and the facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Eugene W. Landy
Name:  Eugene W. Landy

THE UNDERSIGNED, President of MONMOUTH REAL ESTATE INVESTMENT CORPORATION, who executed on behalf of said corporation the foregoing Articles of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Merger to be the corporate act of said corporation and further certifies that, to the best of his/her knowledge, information and belief, the matters and the facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

/s/ Eugene W. Landy
Name:  Eugene W. Landy

CERTIFICATE OF CONVEYANCE

PART I

1.           LOCATION OF LAND BEING CONVEYED (Insert County or Baltimore City) Prince George’s

2.           TRANSFEROR                                Monmouth Real Estate Investment Corporation

3.           TRANSFEREE                                MRRIC Maryland, Inc.

4.           CERTIFICATE OF CONVEYANCE ACCOMPANY:  (PLEASE CHECK APPROPRIATE BOX)

    X      ARTICLES OF MERGER                                                                                   _____ ARTICLES OF TRANSFER

 DOCUMENT EVIDENCING MERGER                                                        _____ ARTICLES OF CONSOLIDATION
 OR CONSOLIDATION OF FOREIGN
 CORPORATIONS OR FOREIGN
 LIMITED PARTNERSHIPS

5.           INTEREST IN LAND AFFECTED:  (SHOWN SEPARATELY FOR EACH PARCEL, A DEED REFERENCE AND BRIEF DESCRIPTION PREFERABLY AS SHOWN ON RECENT TAX BILL.  ATTACH ADDITIONAL SHEETS IF NECESSARY.)

See attached property description.

6.           MAILING ADDRESS FOR RECEIPT OF TAX BILL:

NAME & ADDRESS

Cronheim Mgr Services, Inc., P.O. Box 268, Chatham, NJ  07928-0268

PART II

Is this a transfer of real property to agricultural transfer tax (____YES    X  NO)

PART III

Is this a transfer of real property under a reorganization described in Section 368(A) of the Internal Revenue Code? (__X__YES      NO)

NOTE:  IF THE ANSWER TO THE QUESTION IN PART III IS YES, THEN THIS TRANSACTION IS NOT SUBJECT TO RECORDATION AND/OR TRANSFER TAX.  SKIP THE REST OF THE QUESTIONS IN PART IV, AND PART V AND GO ON TO PART VI.  IF THE ANSWER IS NO, CONTINUE ON WITH THE FOLLOWING QUESTIONS.

part IV

FOR USE WHERE PROPERTY IS BEING CONVEYED BY MERGER OR CONSOLIDATION.  (PLEASE CHECK APPLICABLE BOX).

1.           Is this a merger of a Partnership into an Limited Liability Company where the identity of the members and allocation of profit and loss are identical for both entities?  (____YES       NO)

NOTE:  IF THIS ANSWER IS YES, THE TRANSACTION IS NOT SUBJECT TO TAX, SKIP THE REST OF PART IV AND ALL PART V AND COMPLETE PART VI.  IF THE ANSWER IS NO, CONTINUE WITH THE FOLLOWING QUESTIONS.

2.           Is this a merger where a partnership or limited liability company is a party to the merger?  (____YES       NO)

NOTE:  IF THE ANSWER3 TO QUESTION 2 IS YES, THE TRANSACTION IS TAXABLE AND THE TAX IS BASED ON THE VALUE OF THE PROPERTY AS DETERMINED BY THE DEPARTMENT AT THE DATE OF FINALITY IMMEDIATELY BEFORE THE DATE OF THE TRANSACTION.  DO NOT ANSWER QUESTIONS 3, 4 AND 5.

3.           Is this a merger or consolidation where recordation tax and, if then required to have been paid, transfer tax were paid when the corporation merging out of existence or the corporation consolidating acquired the real property?  (____YES       NO)

4.           Is this a merger of a parent corporation into its subsidiary corporation?  (____YES       NO)

5.           Is this a merger where a subsidiary corporation is merging into a parent corporation and the parent corporation:

A)           previously owned real property (____YES       NO)

B)           owns the stock of the subsidiary and has owned that stock for a period greater than 18 months?  (____YES       NO)

C)           acquires the stock of a subsidiary corporation which has been in existence and has owned the real property for a period of 2 years?  (____YES       NO)

NOTE:  IF ALL ANSWERS TO QUESTIONS 3 THROUGH 5 ARE NO, THEN THIS IS A TRANSACTION THAT IS SUBJECT TO MARYLAND RECORDATION TAX, MARYLAND TRANSFER TAX, AND IF APPLICABLE, LOCAL TRANSFER TAX.  THE TAXES ARE BASED ON THE VALUE OF THE PROPERTY AS DETERMINED BY THE DEPARTMENT AT THE DATE OF FINALITY IMMEDIATELY BEFORE THE DATE OF THE TRANSACTION.  DO NOT COMPLETE PART V.  GO ON TO PART VI.  COMPLETE SECTIONS B, C & D OF PART VI IF THIS IS A TAXABLE TRANSACTION.  IF IT IS NOT A TAXABLE TRANSACTION COMPLETE ONLY SECTION C & D OF PART VI.

part V           for use where real property is being conveyed by articles of transfer.

1.           Is this a transaction where real property of the corporation is being transferred for consideration and is subject to recordation and/or transfer taxes?  (____YES       NO)

NOTE:  IF THE ANSWER TO QUESTION 1 IS YES, THE TRANSACTION IS TAXABLE AND THE TAX IS BASED ON THE CONSIDERATION PAID OR TO BE PAID.  DO NOT ANSWER QUESTIONS 2, 3 AND 4.  GO ON TO PART VI.

2.           Is this a transaction where real property of the corporation is being transferred to its shareholders on the liquidation, dissolution or termination of the corporation?  (____YES       NO)

NOTE:  IF THE ANSWER TO QUESTION 2 IS NO, SKIP 2A, 2B AND 2C.  OTHERWISE CONTINUE WITH 2.

Is this real property being transferred to:

2A)           a person who was an original shareholder of the corporation?  (____YES       NO)

2B)           a person who is a direct descendent or relative within 2 degrees of a person who was an original shareholder of the corporation?  (____YES       NO)

2C)           a person who acquired the status of shareholder by gift or divorce from an original shareholder of the corporation?  (____YES       NO)

3.           Is this real property being transferred between a parent corporation and its subsidiary corporation or between 2 or more subsidiary corporations wholly owned by the same parent corporation and the parent is an original stockholder of the subsidiary corporation, or subsidiary corporations, or became a stockholder of the subsidiary corporation or subsidiary corporations for no consideration, nominal considerations or considerations that comprise only the issuance, cancellation, or surrender of stock of a subsidiary corporation?  (____YES       NO)

4.           Is this a transfer from a subsidiary corporation to its parent corporation for no consideration, nominal consideration or consideration that comprises only the issuance, cancellation or surrender of a subsidiary’s stock where the parent corporation:

4A)           previously owned the real property?  (____YES       NO)

4B)           owns the stock of the subsidiary and has owned that stock for a period greater than 18 months?  (____YES       NO)

4C)           acquired the stock of a subsidiary corporation which has been in existence and has owned the real property for a period of 2 years?  (____YES       NO)

NOTE:  THIS TRANSACTION IS SUBJECT TO RECORDATION AND/OR TRANSFER TAX IF:  (1.) THE ANSWER TO QUESTION 2 IS YES AND THE ANSWER TO ANY OF QUESTIONS 2A, 2B, 2C, 3, 4A, 4B OR 4C IS YES OR (2.) THE ANSWER TO QUESTION 2

IS YES AND THE ANSWER TO ANY OF QUESTIONS 3, 4A, 4B OR 4C IS YES.  IN ALL OTHER CASES, THE TRANSACTION IS SUBJECT TO MARYLAND RECORDATION TAX, MARYLAND TRANSFER TAX, AND IF APPLICABLE, LOCAL TRANSFER TAX.  THE TAXES ARE ON THE VALUE OF THE PROPERTY AS DETERMINED BY THE DEPARTMENT AT THE DATE OF FINALITY IMMEDIATELY BEFORE THE DATE OF THE TRANSACTION.  IN ALL CASES GO TO PART VI.

PART VI

COMPLETE SECTIONS A, B, C & D OF PART VI IF PART V QUESTION 1 WAS ANSWERED YES.  COMPLETE ONLY SECTIONS B, C & D IF IT IS A TRANSACTION SUBJECT TO RECORDATION AND/OR TRANSFER TAX AND PART V QUESTION 1 WAS ANSWERED NO.  IN ALL CASES COMPLETE SECTION C & D.

A)           CONSIDERATION FOR REAL PROPERTY CONVEYED $_______________________________________

B)           VALUE OF REAL PROPERTY DETERMINED BY THE DEPARTMENT AT THE DATE OF FINALITY IMMEDIATELY BEFORE THE DATE OF THIS TRANSACTION $____________________________________________________

C)           ALL PUBLIC TAXES DUE BY THE TRANSFEROR IN THE COUNTY WHERE THE REAL PROPERTY IS LOCATED     X   HAVE  HAVE NOT BEEN PAID.  (PLEASE CHECK ONE)

             ALL PERSONAL PROPERTY TAXES DUE BY THE TRANSFEROR IN THE COUNTY WHERE THE REAL PROPERTY IS LOCATED     X   HAVE  HAVE NOT BEEN PAID.  (PLEASE CHECK ONE)

D)           I HEREBY ACKNOWLEDGE AND AFFIRM UNDER THE PENALTIES OF PERJURY THAT TO THE BEST OF MY KNOWLEDGE, INFORMATION AND BELIEF, THE FOREGOING REPRESENTATIONS ARE TRUE.

Monmouth Real Estate Investment Corporation                                                                                     /s/ Cynthia J. Morgenstern, EVP
(NAME OF CORPORATION)                                                                                                                     (SIGNATURE AND TITLE)

(MUST BE OFFICER, AGENT OR ATTORNEY OF ONE OF THE PARTIES TO THE TRANSFER, MERGER OR CONSOLIDATION)

FOR OFFICE USE ONLY

MARYLAND RECORDATION TAX PAID:

MARYLAND TRANSFER TAX PAID:

LOCAL TRANSFER TAX PAID:

TOTAL:

APPROVED FOR RECORD BY STATE DEPARTMENT OF ASSESSMENTS AND TAXATION

/s/ Joseph Stewart

ATTACHMENT TO CERTIFICATE OF CONVEYANCE

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

PROPERTY DESCRIPTION

ARTICLES OF AMENDMENT

The Charter of Monmouth Real Estate Investment Corporation (“the Company”) is hereby amended to authorize the Company to issue an additional five million shares of common stock.

1.           This Amendment has been approved by a majority of the entire Board of Directors at a meeting held on March 29, 2004.

2.           This Amendment is expressly authorized by Section 2-105(a)12 of the Maryland Code, and may be made without action by the stockholders.

3.           The total number of shares of stock that the Company had authority to issue immediately before this Amendment was 20 million.  The total number of shares of stock that the Company has authority To issue as per this Amendment is 25 million.

4.           The Company has authority to issue only common stock.

5.           The par value of the shares of common stock is $.01.

6.           The aggregate par value of all of the shares of common stock is now $250,000.

Dated:  July 23, 2004

/s/ Eugene W. Landry
By:           Eugene W. Landy, President
Monmouth Real Estate Investment Corporation

/s/Louise F. Green
By:           Louise F. Green, Secretary
Monmouth Real Estate Investment Corporation

CERTIFICATE OF CORRECTION

Monmouth Real Estate Investment Corporation (“the Company”) hereby files the following corrections to its Articles of Amendment dated July 23, 2004, and filed on September 8, 2004 (“the Amendment”).

1.           Paragraph 3 of the Amendment, as previously filed, stated:

“The total number of shares of stock that the Company had authority to issue immediately before this Amendment was 20 million.  The total number of shares of stock that the Company has authority to issue as per this Amendment is 25 million.”

Paragraph 3 of the Amendment, as corrected, states:

“The total number of shares of stock that the Company had authority to issue immediately before this Amendment was 25 million, initially classified as 20 million shares of common stock and 5 million shares of excess stock.  The total number of shares of stock that the Company has authority to issue as per this Amendment is 30 million; classified as 25 million shares of common stock and 5 million shares of excess stock.”

2.           Paragraph 4 of the Amendment, as previously filed, stated:

“The Company has authority to issue only common stock.”

Paragraph 4 of the Amendment, as corrected, states:

“The Company has authority to issue only common stock and excess stock”

/s/Eugene W. Landry
By:           Eugene W. Landy, President
Monmouth Real Estate Investment Corporation

/s/Louise F. Green
By:           Louise F. Green, Secretary
Monmouth Real Estate Investment Corporation

State of New Jersey                                :
:  S.S.
County of Monmouth                                           :

Sworn to and subscribed before me this   13th   day of December, 2004.

/s/Elizabeth Chiarella
Notary Public

ARTICLES OF AMENDMENT

The Charter of Monmouth Real Estate Investment Corporation (“the Company”), a Maryland corporation, is hereby amended to authorize the Company to issue an additional five million shares of common stock.

1.           This Amendment has been approved by a majority of the entire Board of Directors at a meeting held on March 20, 2006.

2.           This Amendment is expressly authorized by Section 2-105(a)12 of the Maryland Code, and may be made without action by the stockholders.

3.           The total number of shares of stock that the Company had authority to issue immediately before this Amendment was 30 million, initially classified as 25 million shares of common stock and 5 million shares of excess stock.  The total number of shares of stock that the Company has authority to issue as per this Amendment is 35 million, classified as 30 million shares of common stock and 5 million shares of excess stock.

4.           The Company has authority to issue only common stock and excess stock.

5.           The par value of the shares of common stock is $.01.

6.           The aggregate par value of all of the shares of common stock is now $300,000.

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act..

Dated:  April 4, 2006

/s/Eugene W. Landry
By:           Eugene W. Landy, President
Monmouth Real Estate Investment Corporation

/s/Elizabeth Chiarella
By:           Elizabeth Chiarella, Secretary
Monmouth Real Estate Investment Corporation

State of New Jersey  :
           :  S.S.
County of Monmouth :

Sworn to and subscribed before me this   10th   day of April, 2006.

/s/Robin E. Offsey
Notary Public
[Missing Graphic Reference]

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES

OF

7.625% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:  Under a power contained in Section 3(a) of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation, by resolution duly adopted, classified 1,322,500 authorized but unissued shares of common stock, par value $.01 per share, of the Corporation as a series of preferred stock, designated as 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share.

SECOND:  Subject to the provisions of Section 2 of Article V of the Charter, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Cumulative Redeemable Preferred Stock which, upon any restatement of the Charter, shall become part of Article IV of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

Section 1.	Number of Shares and Designation.

A series of preferred stock of the Corporation designated 7.625% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), is hereby established, and the number of shares constituting such series shall be 1,322,500.  The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series A Preferred Stock shall be subject in all cases to the provisions of Article V of the Charter regarding limitations on beneficial ownership of the Corporation’s equity securities.

Section 2.	Definitions.

“AMEX” shall mean the American Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Board of Directors” shall mean the Board of Directors of the Corporation or any committee authorized by such Board of Directors to perform any of its responsibilities with respect to the Series A Preferred Stock.

“Beneficiary” shall mean a beneficiary of the Trust.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Corporation.

“Dividend Payment Date” shall mean, with respect to each Dividend Period, the fifteenth (15th) day of the month following the month in which such Dividend Period has ended (March, June, September and December of each year), commencing on March 15, 2007.

“Dividend Payment Record Date” shall mean the date designated by the Board of Directors for the payment of dividends that is not more than 30 nor fewer than 10 days prior to the applicable Dividend Payment Date.

“Dividend Period” shall mean the respective periods commencing on and including March 1, June 1, September 1 and December 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Original Issue Date and end on and include February 28, 2007, and other than the Dividend Period during which any shares of Series A Preferred Stock shall be redeemed pursuant to Section 5, which shall end on and include the redemption date with respect to the shares of Series A Preferred Stock being redeemed).

“Excess Stock” shall have the meaning set forth in Article V of the Charter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“NASDAQ” shall mean The NASDAQ Stock Market LLC or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“NYSE” shall mean the New York Stock Exchange, Inc. or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Original Issue Date” shall mean the first date on which the Series A Preferred Stock is issued and sold.

“Ownership Limit” shall have the meaning set forth in Section 2(a) of Article V of the Charter.

“Parity Preferred” shall have the meaning set forth in Section 6 hereof.

“Preferred Directors” shall have the meaning set forth in Section 6 hereof.

“Preferred Dividend Default” shall have the meaning set forth in Section 6 hereof.

“Preferred Stock” shall mean the preferred stock, par value $0.01 per share, of the Corporation.

“Stock” shall mean all classes of capital stock of the Corporation, including Excess Stock.

“Transfer Agent” shall mean American Stock Transfer & Trust Company or such other agent or agents of the Corporation as may be designated by the Board of Directors or its designee as the transfer agent, registrar and dividend disbursing agent for the Series A Preferred Stock.

“Trust” shall mean the trust created pursuant to Section 5(b) of Article V of the Charter.

Section 3.	Dividends and Distributions.

(a)           Subject to the preferential rights of the holders of any class or series of equity securities of the Corporation ranking senior to the Series A Preferred Stock as to dividends, the holders of the then outstanding Series A Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.625% per annum of the $25.00 liquidation preference per share of the Series A Preferred Stock (equivalent to a fixed amount of $1.90625 per share of the Series A Preferred Stock per annum); provided, however, that during any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, AMEX or NASDAQ and (ii) the Corporation is not subject to the reporting requirements of the Exchange Act, but Series A Preferred Stock is outstanding, the Corporation will increase the cumulative cash dividends payable on the outstanding Series A Preferred Stock to a rate of 8.625% per year of the $25.00 liquidation preference (equivalent to $2.15625 per share of Series A Preferred Stock per annum).  Such dividends shall accrue and be cumulative from and including the Original Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing March 15, 2007; provided, however, that if any Dividend Payment Date is not a Business Day, the dividend which would otherwise have been payable on such Dividend Payment Date may be paid or set aside for payment on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.

The initial partial dividend payable on the Series A Preferred Stock will cover the period from the Original Issue Date through February 28, 2007 and will be paid on March 15, 2007.  The amount of any dividend payable on the Series A Preferred Stock for each full Dividend Period shall be computed by dividing $1.90625 (or $2.15625, if such higher rate is then applicable) by four (4), regardless of the actual number of days in such full Dividend Period.  If the rate increases from 7.625% to 8.625% during any Dividend Period, the amount of the dividend payable shall be computed based on the number of days elapsed at the applicable rate during the Dividend Period and on the basis of a 360-day year consisting of twelve 30-day months using the applicable dividend rate.  The amount of any dividend payable on the Series A Preferred Stock for any partial Dividend Period, including the initial Dividend Period, shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  Dividends will be payable to holders of record as they appear in the stockholder records of the Corporation at the close of business on the applicable Dividend Payment Record Date.  Notwithstanding any provision to the contrary contained herein, each outstanding share of Series A Preferred Stock shall be entitled to receive a dividend with respect to any Dividend Payment Record Date equal to the dividend paid with respect to each other share of Series A Preferred Stock that is outstanding on such Dividend Payment Record Date.

(b)           No dividends on the Series A Preferred Stock shall be declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, or payment or setting apart for payment shall be restricted or prohibited by law.

(c)           Notwithstanding anything contained herein to the contrary, dividends on the Series A Preferred Stock shall accrue whether or not (i) the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of dividends, (ii) the Corporation has earnings, (iii) there are funds legally available for the payment of such dividends and (iv) such dividends are declared.  Accrued but unpaid dividends on the Series A Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.  No interest shall be payable in respect of any accrued but unpaid dividend on the Series A Preferred Stock.

(d)           Except as provided in Section 3(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to Common Stock or shares of any other class or series of equity securities of the Corporation ranking, as to dividends, on a parity with or junior to the Series A Preferred Stock (other than a dividend paid in Common Stock or in shares of any other class or series of equity securities ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) for any period, nor shall any Common Stock or any other shares of any other class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series A Preferred Stock be redeemed, purchased or otherwise acquired for any consideration and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other shares of any class or series of equity securities of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and except for the acquisition of shares made pursuant to the provisions of Article V of the Charter), unless full cumulative dividends on the Series A Preferred Stock for all past dividend periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(e)           When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other class or series of equity securities ranking, as to dividends, on a parity with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and each such other class or series of equity securities ranking, as to dividends, on a parity with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of equity securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of equity securities (which shall not include any accrual in respect of unpaid dividends on such other class or series of equity securities for prior dividend periods if such other class or series of equity securities does not have a cumulative dividend) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(f)           Holders of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided herein.  Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remains payable.

(g)           If, for any taxable year, the Corporation elects to designate as “capital gain dividends” (as defined in Section 857 of the Code or any successor revenue code or section) any portion (the “Capital Gains Amount”) of the total distributions not in excess of the Corporation’s earnings and profits (as determined for United States federal income tax purposes) paid or made available for such taxable year to holders of all classes and series of capital stock (the “Total Distributions”), then the portion of the Capital Gains Amount that shall be allocable to holders of Series A Preferred Stock shall be in the same proportion that the Total Distributions paid or made available to the holders of Series A Preferred Stock for such taxable year bears to the Total Distributions for such taxable year made with respect to all classes or series of capital stock outstanding.

Section 4.	Liquidation Preference.

Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, before any distribution or payment shall be made to holders of Common Stock or any other class or series of equity securities of the Corporation ranking, as to liquidation rights, junior to the Series A Preferred Stock, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared).  Upon any such voluntary or involuntary liquidation, dissolution or winding-up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities of the Corporation ranking, as to liquidation rights, on a parity with the Series A Preferred Stock in the distribution of assets, the holders of the Series A Preferred Stock and each such other class or series of shares of equity securities ranking, as to liquidation rights, on a parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.  Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first-class mail, postage pre-paid, not fewer than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.  The consolidation or merger of the Corporation with or into any other corporation, trust or entity, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding-up of the affairs of the Corporation.  In determining whether a distribution (other than upon voluntary or involuntary dissolution) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series A Preferred Stock will not be added to the Corporation’s total liabilities.

Section 5.	Redemption.

(a)           Series A Preferred Stock shall not be redeemable prior to December 5, 2011, except pursuant to Article V of the Charter or in order to ensure that the Corporation remains qualified as a real estate investment trust (“REIT”) for United States federal income tax purposes.

(b)           On or after December 5, 2011, the Corporation, at its option, upon not fewer than 30 nor more than 60 days’ written notice, may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, without interest.  If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be redeemed pro rata (as nearly as may be practicable without creating fractional shares), by lot or by any other equitable method determined by the Board of Directors of the Corporation that will not result in a violation of the Ownership Limit.  If such redemption is to be by lot and, as a result of such redemption, any holder of Series A Preferred Stock would become a holder of Series A Preferred Stock in excess of the Ownership Limit because such holder’s Series A Preferred Stock was not redeemed, or was only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold in excess of the Ownership Limit subsequent to such redemption.

(c)           During any period of time that both (i) the Series A Preferred Stock is not listed on the NYSE, AMEX or NASDAQ and (ii) the Corporation is not subject to the reporting requirements of the Exchange Act, but any shares of Series A Preferred Stock are outstanding, the Corporation will have the option to redeem the Series A Preferred Stock, in whole but not in part, within 90 days after the date upon which the Series A Preferred Stock ceases to be listed and the Corporation ceases to be subject to such reporting requirements, for a redemption price of $25.00 per share, plus all dividends accrued and unpaid (whether or not declared), if any, to the date such shares are redeemed as provided in this Section 5(c), upon the giving of notice as provided in Section 5(h).

(d)           Holders of Series A Preferred Stock to be redeemed shall be entitled to the redemption price of $25.00 per share plus any accrued and unpaid dividends (whether or not declared) payable upon such redemption.  If (i) notice of redemption of any Series A Preferred Stock has been given, (ii) the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any Series A Preferred Stock so called for redemption and (iii) irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends (whether or not declared), then from and after the redemption date dividends shall cease to accrue on such Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends (whether or not declared) payable upon such redemption, without interest.  So long as no dividends are in arrears, nothing herein shall prevent or restrict the Corporation’s right or ability to purchase, from time to time either at a public or a private sale, all or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law, including the repurchase of shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors.

(e)           The deposit of funds with a bank or trust corporation for the purpose of redeeming Series A Preferred Stock shall be irrevocable except that:

(i)
the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

(ii)
any balance of monies so deposited by the Corporation and unclaimed by the holders of the Series A Preferred Stock entitled thereto at the expiration of two (2) years from the applicable redemption dates shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

(f)           The Corporation may redeem all or a part of the Series A Preferred Stock if the Board of Directors determines that such redemption is necessary or advisable to preserve the status of the Corporation as a qualified REIT in accordance with the terms and conditions set forth in this Section 5 of these Articles Supplementary.  If the Corporation calls for redemption any Series A Preferred Stock pursuant to and in accordance with this Section 5(f), then, the redemption price for such shares will be an amount in cash equal to $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) thereon to and including the date fixed for redemption, without interest.

(g)           Unless full cumulative dividends on all Series A Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash set apart for payment for all past dividend periods, no Series A Preferred Stock shall be redeemed unless all outstanding Series A Preferred Stock is simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Stock or any class or series of equity securities of the Corporation ranking, as to dividends or upon liquidation, on a parity with or junior to the Series A Preferred Stock (except by exchange for shares of equity securities of the Corporation ranking, as to dividends and upon liquidation, junior to the Series A Preferred Stock); provided, however, that the foregoing shall not prevent the purchase of Series A Preferred Stock or any other class or series of equity securities of the Corporation by the Corporation in accordance with the terms of Section 5(f) hereof or Article V of the Charter or otherwise to ensure that the Corporation remains qualified as a REIT for United States federal income tax purposes or the purchase or acquisition of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Stock.

(h)           Notice of redemption shall be mailed by the Corporation, postage prepaid, as of a date set by the Corporation not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Stock to be redeemed at their respective addresses as they appear on the share transfer records of the Transfer Agent.  Failure to give such notice or any defect thereto or in the mailing thereof shall not affect the sufficiency of notice or validity of the proceedings for the redemption of any Series A Preferred Stock except as to a holder to whom notice was defective or not given.  A redemption notice which has been mailed in the manner provided herein shall be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice.  In addition to any information required by law or the applicable rules of any exchange upon which Series A Preferred Stock may be listed or admitted to trading, each notice shall state (i) the redemption date; (ii) the redemption price; (iii) the total number of shares of Series A Preferred Stock to be redeemed and; (iv) that dividends on the Series A Preferred Stock to be redeemed shall cease to accrue on such redemption date.  If less than all of the Series A Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(i)           If a redemption date falls after a Dividend Payment Record Date and on or prior to the corresponding Dividend Payment Date, each holder of Series A Preferred Stock at the close of business of such Dividend Payment Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of Series A Preferred Stock that is redeemed on such redemption date will be entitled to the dividends accruing after the end of the Dividend Period to which such Dividend Payment Date relates up to and including the redemption date.  Except as provided herein, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock which are redeemed.

(j)           The Series A Preferred Stock is subject to the provisions of Article V of the Charter, including, without limitation, the provision for the redemption of Excess Stock.  In addition to the redemption rights set forth in Article V of the Charter, Excess Stock issued upon exchange of Series A Preferred Stock pursuant to such Article may be redeemed, in whole or in part, at any time when outstanding Series A Preferred Stock are being redeemed, for cash at a redemption price of $25.00 per share of Series A Preferred Stock, plus all accrued and unpaid dividends (whether or not declared) on the Series A Preferred Stock that were exchanged for such Excess Stock, through the date of such exchange, without interest.  If the Corporation elects to redeem Excess Stock pursuant to the redemption right set forth in the preceding sentence, such Excess Stock shall be redeemed in such proportion and in accordance with such procedures as Series A Preferred Stock are being redeemed.

Section 6.	Voting Rights.

(a)           Holders of the Series A Preferred Stock shall not have any voting rights, except as set forth in this Section 6.

(b)           Whenever dividends on any Series A Preferred Stock shall have not been paid for six or more Dividend Periods (whether or not declared or consecutive) (a “Preferred Dividend Default”), the holders of such Series A Preferred Stock (voting separately as a class with all other series of preferred stock ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable (“Parity Preferred”)) will be entitled to vote for the election of a total of two additional directors of the Corporation (the “Preferred Directors”), and the number of directors on the Board of Directors shall increase by two, at a special meeting called by the holders of record of at least 10% of the Series A Preferred Stock or of any other series of Parity Preferred so in arrears (unless such request is received fewer than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

(c)           If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Stock shall have been paid in full or set aside for payment in full, the holders of Series A Preferred Stock shall be divested of the voting rights set forth in Section 6(b) hereof (subject to revesting in the event of each subsequent Preferred Dividend Default) and, if all accumulated dividends and the dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Preferred, the term of office of each Preferred Director so elected shall terminate and the number of directors on the Board of Directors shall decrease by two.  Any Preferred Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a class with the Parity Preferred).  So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Director may be filled by written consent of the Preferred Director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights set forth in Section 6(b) (voting separately as a class with all other series of Parity Preferred).  The Preferred Directors shall each be entitled to one vote per director on any matter.

(d)           So long as any Series A Preferred Stock remains outstanding, the affirmative vote or consent of the holders of at least 66 2/3% of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a single class), will be required to:

(i)
authorize, create or issue, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of the affairs of the Corporation or reclassify any authorized equity securities of the Corporation into such equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities; or

(ii)
amend, alter or repeal the provisions of the Charter or these terms of the Series A Preferred Stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of its assets or otherwise (an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, with respect to the occurrence of any Event, so long as (A) shares into which the Series A Preferred Stock have been converted in any successor entity to the Corporation remain outstanding with the terms thereof materially unchanged or (B) as a result of such Event, the holders of Series A Preferred Stock receive cash equal to the liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment (whether or not declared) in exchange for their shares of Series A Preferred Stock, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of an Event; provided further that holders of the Series A Preferred Stock shall not be entitled to vote with respect to any increase in the amount of the authorized Common Stock or Preferred Stock or the creation or issuance of any other class or series of equity securities, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

(e)           The foregoing voting provisions of this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds, in cash, shall have been deposited in trust to effect such redemption.

(f)           Except as expressly stated herein, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences, privileges or voting power of the holders of the Series A Preferred Stock.

Section 7.	Conversion.

The Series A Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation or any other entity, except in accordance with Article V of the Charter.

Section 8.	Ranking.

In respect of rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the Series A Preferred Stock shall rank (i) senior to all classes or series of the Corporation’s Common Stock and to all other equity securities issued by the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (ii) on a parity with all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, and (iii) junior to all equity securities issued by the Corporation in the future the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation.  The term “equity securities” does not include convertible debt securities, which will rank senior to the Series A Preferred Stock prior to conversion.  All Series A Preferred Stock shall rank equally with one another and shall be identical in all respects.

Section 9.	Restrictions on Transfer, Acquisition and Redemption of Shares.

The Series A Preferred Stock is governed by and issued subject to all of the limitations, terms and conditions of the Corporation’s Charter, including but not limited to the terms and conditions (including exceptions and exemptions) of Article V of the Charter.  The foregoing sentence shall not be construed to limit to the Series A Preferred Stock the applicability of any other term or provision of the Charter.

Section 10.	Status of Acquired Series A Preferred Stock.

All Series A Preferred Stock which shall have been issued and reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued Common Stock of the Corporation, without further designation as to class or series.

Section 11.	Record Holders.

The Corporation and the Transfer Agent may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer Agent shall be affected by any notice to the contrary.  Except as may be otherwise provided by the Board of Directors (and except in connection with a global certificate held by a securities depositary), holders of Series A Preferred Stock are not entitled to certificates representing the Series A Preferred Stock held by them.

Section 12.	Sinking Fund.

The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 13.	Exclusion of Other Rights.

The Series A Preferred Stock shall not have any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption other than expressly set forth in the Charter and these Articles Supplementary.

Section 14.	Headings of Subdivisions.

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

Section 15.	Severability of Provisions.

If any preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock set forth in the Charter and these Articles Supplementary are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of Series A Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect and no preferences or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series A Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

THIRD:  The undersigned President of Monmouth Real Estate Investment Corporation acknowledges the foregoing Articles Supplementary to be the duly authorized act of said Corporation and hereby certifies to the best of his knowledge, information and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties for perjury.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 30th day of November 2006.

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

By:  /s/ Eugene W. Landy
Name:  Eugene W. Landy
Title:  President

[SEAL]

ATTEST:

By:  /s/ Elizabeth Chiarella
Name:  Elizabeth Chiarella
Title:  Secretary

ARTICLES OF AMENDMENT

The Charter of Monmouth Real Estate Investment Corporation (“the Company”), a Maryland corporation, is hereby amended to authorize the Company to issue an additional 6,322,500 shares of common stock.

1.	This Amendment has been approved by a majority of the entire Board of Directors at a meeting held on June 16, 2008.

2.	This Amendment is expressly authorized by Section 2-105(a)12 of the Maryland Code, and may be made without action by the stockholders.

3.
As a result of the Articles Supplementary Establishing and Fixing the Rights and Preferences of 7.625% Series A Cumulative Redeemable Preferred Stock, filed on December 1, 2006, the total number of shares of stock that the Company had authority to issue immediately before this Amendment was 35,000,000, classified as 28,677,500 shares of common stock, par value $.01 per share, 1,322,500 shares of preferred stock, par value $.01 per share, and 5,000,000 shares, par value $.01 per share of excess stock.  The total number of shares of stock that the Company has authority to issue as per this Amendment is 41,322,500, classified as 35,000,000 shares of common stock, par value $.01 per share, 1,322,500 shares of preferred stock, par value $.01 per share, and 5,000,000 shares of excess stock, par value $.01 per share.

4.	The Company has authority to issue common stock, preferred stock and excess stock as set forth in paragraph 3 above.

5.	The par value of each share of stock is $.01.

6.	The aggregate par value of all of the shares of authorized stock is now $413,225. The aggregate par value of all the shares of authorized stock prior to this amendment was $350,000.

We, the undersigned President and Secretary, swear under penalties of perjury that the foregoing is a corporate act.

Dated:  June 20, 2008

/s/ Eugene W. Landy
By:           Eugene Landy, President
Monmouth Real Estate Investment Corporation

/s/ Elizabeth Chiarella
By:           Elizabeth Chiarella, Secretary
Monmouth Real Estate Investment Corporation

State of New Jersey             :
:S.S.

County of Monmouth  :

Sworn and subscribed to before me this 20th day of June, 2008.

Robin Offsey
Notary Public